Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-120092) and on Form S-8 (File Nos. 333-118178, 333-167305 and 333-149724) of American Electric Technologies, Inc. (formerly American Access Technologies, Inc.) of our report dated March 30, 2011 with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. as of and for the years ended December 31, 2010 and 2009, which appears in this Annual Report on Form 10-K.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

March 30, 2011